                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

            Our ratio of earnings to fixed charges on a consolidated basis for the periods indicated was as follows (unaudited):

                                                    SIX MONTHS
                                                   ENDED JUNE 30,              YEAR ENDED DECEMBER 31,
                                                   --------------     ------------------------------------------
                                                   2004      2003     2003      2002     2001     2000     1999
                                                   -----     -----    -----     -----    -----    -----    -----
                                                                        (IN MILLIONS)
FIXED CHARGES:
Interest expense and debt issuance costs......     $   25    $   23   $   46    $   43   $   59   $   70   $  122
Interest portion of rental
   expense....................................          5         5       10        11       12       15       15
                                                   ------    ------   ------    ------   ------   ------   ------
Total fixed charges...........................     $   30    $   28   $   56    $   54   $   71   $   85   $  137

EARNINGS:
Income before income
   taxes......................................     $  687    $  301   $  643    $  549   $   44   $  527   $  562
Fixed charges per
   above .....................................         30        28       56        54       71       85      137

Net distributed/ (undistributed) equity
   in earnings of equity investees............                                              (13)      13       (1)
Less: capitalized interest....................                                                                  1
                                                   ------    ------   ------    ------   ------   ------   ------
Total earnings, as adjusted ..................     $  717    $  329   $  699    $  603   $  102   $  625   $  697
                                                   ======    ======   ======    ======   ======   ======   ======

RATIO OF EARNINGS TO FIXED CHARGES............      23.90     11.75    12.48     11.17     1.44     7.35     5.09

            The ratio of earnings to fixed charges for the six months ended June 30, 2004 is not necessarily indicative of the results that may be expected for the entire year. The data above includes special charges (credits) recorded in conjunction with acquisitions, restructurings and litigation. The ratios above should be read in conjunction with our consolidated financial statements (including the notes thereto) included in our Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the six month period ended June 30, 2004.